Cardiovascular Systems, Inc.
August 6, 2014

CARDIOVASCULAR SYSTEMS REPORTS FISCAL 2014
FOURTH-QUARTER AND FULL-YEAR FINANCIAL RESULTS

Conference Call Scheduled for Today, August 6, 2014, at 3:45 PM CT (4:45 PM ET)

Key Financial and Operating Highlights for the Fourth Quarter:

•	Revenues of $39.6 million rose 37 percent from 2013 fourth quarter

•	Market expanding Diamondback 360® Coronary and Diamondback 360® 60cm Peripheral Orbital Atherectomy Systems (OAS) contribute to strong top-line growth

•	Company enrolls first patients in COAST study

St. Paul, Minn., August 6, 2014 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for peripheral and coronary artery disease, today reported financial results for its fiscal fourth quarter and year ended June 30, 2014.

The company’s fourth-quarter revenues grew to $39.6 million, a 37 percent gain from $28.8 million in the fourth quarter of fiscal 2013. Customer reorder revenues remained strong at 98 percent of total revenue.

CSI’s fiscal 2014 fourth-quarter net loss was $(9.6) million, or $(0.31) per common share, compared to a net loss of $(6.8) million, or $(0.28) per common share, in the fiscal 2013 fourth quarter. Adjusted EBITDA for the quarter was a loss of $(5.9) million, compared to a loss of $(4.3) million a year ago. Losses increased from the prior year primarily due to planned investments, including $11.7 million of expenses related to coronary market launch initiatives, clinical studies and new product development. Expenses were above guidance due to higher incentive compensation for performance achievement and expansion of our coronary launch. The company’s fourth-quarter gross profit margin increased to 77 percent, benefiting from lower device unit costs than in the prior-year quarter. Excluding net coronary investments, adjusted EBITDA was positive for the quarter.

Fiscal year 2014 revenues increased to $136.6 million, up 31 percent from the prior fiscal year. Gross margin was somewhat higher than the prior year at 77 percent. Operating expenses grew 36 percent, again primarily due to planned investments, including $35.6 million for coronary initiatives. Adjusted EBITDA loss was $(21.2) million, while the net loss totaled $(35.3) million, or $(1.25) per common share, compared to $(24.0) million, or $(1.11) per common share, in fiscal 2013. Excluding net coronary investments, adjusted EBITDA was positive for the full year.

David L. Martin, CSI’s President and Chief Executive Officer, said, “CSI made important progress in fiscal 2014 to position the company for sustained growth via product innovations, clinical trials and sales force investments. Our strong revenue growth demonstrates that we are expanding the market by providing physicians with new tools for patients who were previously difficult to treat.

“We are pleased with the early adoption of our new Diamondback 360® 60cm Peripheral OAS, designed for tibiopedal access. Additionally, the controlled launch of our coronary system continued to gain traction during the fourth quarter, growing revenue by over 90 percent from the third quarter of this year, with more than 800 units sold.”

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Cardiovascular Systems, Inc.
August 6, 2014

Continued Rollout of Diamondback 360® Coronary Orbital Atherectomy System (OAS)
During the fourth quarter, CSI continued the controlled commercial launch of its Diamondback 360® Coronary Orbital Atherectomy System (OAS), with a small team of dedicated coronary sales representatives in the United States. Further, given the successful progress in the controlled launch, CSI has begun training its peripheral arterial disease (PAD) sales representatives to sell both the Coronary OAS and the company’s peripheral system. The majority of the PAD sales representatives are expected to be trained by the end of fiscal year 2015. Since the coronary launch in October 2013, nearly 1,400 patients have been treated using CSI’s unique technology.

Diamondback 360® 60cm OAS Launch
In March, CSI secured FDA clearance for its Diamondback 360® 60cm Peripheral OAS. This new device, with its low profile and short length, allows physicians to gain access through the foot or ankle to treat PAD in the small vessels located below the knee.

According to Martin, “This device further demonstrates the unique capabilities of our orbital technology and CSI’s commitment to provide physicians new options for treating the most difficult patients. Products like the low-profile, tibiopedal device expand the market by treating severely ill patients who were previously underserved.”

First Patients Enrolled in COAST Study
In June, the company announced that the first patient was enrolled in its Coronary Orbital Atherectomy System Trial (COAST) trial. Taking place in the United States and Japan, COAST is designed to assess the safety and efficacy, as well as economic outcomes, of CSI’s new micro crown OAS in treating severely calcified coronary lesions in patients suffering from coronary artery disease (CAD). A total of 100 patients will be enrolled at up to 15 U.S. sites and five sites in Japan.

According to Martin, “COAST is an important trial for CSI as we seek to simultaneously demonstrate that our second generation Coronary OAS is safe and effective and improves economic outcomes in a very sick patient population. If successful, this trial may also help secure commercial approval in Japan, a large and underserved CAD market.”

Fiscal 2015 First-Quarter Outlook
For the fiscal 2015 first quarter ending September 30, 2014, CSI anticipates:

•	Revenue growth of 33 percent to 37 percent over the first quarter of fiscal 2014, to a range of $39.5 million to $40.7 million;

•	Gross profit as a percentage of revenues of 77.5 percent to 78.0 percent;

•
Operating expenses approximately 4 percent to 5 percent higher than the fourth quarter of fiscal 2014, primarily to advance the coronary commercial launch, clinical studies, and product development, as well as the timing of sales meetings and conferences; and

•	Net loss in the range of $(10.3) million to $(11.0) million, or loss per common share ranging from $(0.33) to $(0.35), assuming 31.3 million average shares outstanding.

Concluded Martin, “As we look to fiscal 2015, our top priorities are to continue achieving high growth in PAD—expanding that market with our unique, low-profile orbital technology and wealth of clinical data—and successfully broadening our commercial launch in the CAD market. Our ability to expand these markets by treating previously underserved patients is expected to drive adoption of our systems, providing continued attractive growth for CSI.”

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Cardiovascular Systems, Inc.
August 6, 2014

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal fourth-quarter results today, August 6, 2014, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (888) 679-8034 and enter access number 56131688. Please dial in at least 10 minutes prior to the call and wait for assistance, or dial “0” for the operator. To listen to the live webcast, go to the investor information section of the company’s website, www.csi360.com, and click on the webcast icon. A webcast replay will be available beginning at 7 p.m. CT the same day.

For an audio replay of the conference call, dial (888) 286-8010 and enter access number 33941614. The audio replay will be available beginning at 5:45 p.m. CT on Wednesday, August 6, 2014, through 10:59 p.m. CT on Wednesday, August 13, 2014.

Use of Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP.

About Peripheral Artery Disease (PAD)
As many as 12 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360 and Diamondback 360 Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40 percent of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

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Cardiovascular Systems, Inc.
August 6, 2014

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System for the treatment of PAD in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. To date, over 157,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the coronary launch strategy and timeline; (ii) expanded adoption and usage of CSI’s coronary technology by prominent hospitals and physicians; (iii) CSI’s new Diamondback 360® 60cm Peripheral OAS device; (iv) the COAST trial, including the number of patients expected to be enrolled, and the potential to secure commercial approval in Japan; (v) anticipated revenue, gross profit, operating expenses, and net loss; (vi) the market expansion from CSI’s Orbital Atherectomy Systems; (vii) CSI’s top priorities in fiscal 2015; and (viii) potential future growth of CSI, are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth; the reluctance of physicians and hospitals to accept new products; the effectiveness of the Stealth 360 and the Diamondback 360 Coronary OAS; actual clinical trial and study results; the impact of competitive products and pricing; the difficulty to successfully manage operating costs; fluctuations in quarterly results; FDA clearances and approvals; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:

Peripheral Products
The Stealth 360® PAD System, Diamondback 360® PAD System and Predator 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

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Cardiovascular Systems, Inc.
August 6, 2014

Contraindications: The OAS is contraindicated when the ViperWire guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts this device to sale by or on the order of a physician.

Micro Crown OAS
CSI has commenced its COAST Investigational Device Exemption clinical trial to evaluate the safety and effectiveness of its new micro crown orbital technology in treating coronary arteries. This new system is limited by federal law to investigational use and is currently not commercially available in the United States or Japan.

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Cardiovascular Systems, Inc.
August 6, 2014

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues	$39,564	$28,821	$136,612	$103,897
Cost of goods sold	9,115	6,929	31,041	24,382
Gross profit	30,449	21,892	105,571	79,515
Expenses:
Selling, general and administrative	33,727	24,627	117,994	86,718
Research and development	6,276	3,946	21,066	15,216
Total expenses	40,003	28,573	139,060	101,934
Loss from operations	(9,554)	(6,681)	(33,489)	(22,419)
Interest and other, net	(74)	(160)	(1,801)	(1,618)
Net loss and comprehensive loss	$(9,628)	$(6,841)	$(35,290)	$(24,037)

Net loss and comprehensive loss per common share:
Basic and Diluted	$(0.31)	$(0.28)	$(1.25)	$(1.11)

Weighted average common shares used in computation:
Basic and Diluted	30,959,038	24,181,465	28,295,758	21,685,932

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Cardiovascular Systems, Inc.
August 6, 2014

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	June 30,	June 30,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$126,592	$67,897
Accounts receivable, net	21,383	14,730
Inventories	12,890	6,243
Prepaid expenses and other current assets	1,846	959
Total current assets	162,711	89,829
Property and equipment, net	15,297	2,999
Patents, net	3,823	3,219
Debt conversion option and other assets	70	850
Total assets	$181,901	$96,897

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$2,400	$5,095
Accounts payable	12,699	7,230
Deferred grant incentive	59	156
Accrued expenses	14,571	9,932
Total current liabilities	29,729	22,413
Long-term liabilities
Long-term debt, net of current maturities	-	7,472
Other liabilities	117	180
Total long-term liabilities	117	7,652
Total liabilities	29,846	30,065
Commitments and contingencies
Total stockholders' equity	152,055	66,832
Total liabilities and stockholders' equity	$181,901	$96,897

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Cardiovascular Systems, Inc.
August 6, 2014

Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2014	2013	2014	2013
Device revenue:
PAD	$31,883	$25,375	$115,418	$91,238
CAD	3,023	-	4,996	-
Total device revenue	34,906	25,375	120,414	91,238
Other product revenue	4,658	3,446	16,198	12,659
Total revenue	$39,564	$28,821	$136,612	$103,897

Device units sold:
PAD	10,525	8,138	37,873	28,948
CAD	822	-	1,385	-
Total device units sold	11,347	8,138	39,258	28,948

New customers:
PAD	54	59	208	191
CAD	35	-	68	-
Combined	53	59	208	191

Reorder revenue %	98%	96%	97%	97%

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Cardiovascular Systems, Inc.
August 6, 2014

Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table on the next page. In addition, an explanation of the manner in which CSI's management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management's decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table.

Cardiovascular Systems, Inc.
Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2014	2013	2014	2013

Loss from operations	$(9,554)	$(6,681)	$(33,489)	$(22,419)
Add: Stock-based compensation	3,246	2,126	10,928	7,442
Add: Depreciation and amortization	387	285	1,369	973
Adjusted EBITDA	$(5,921)	$(4,270)	$(21,192)	$(14,004)

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

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Cardiovascular Systems, Inc.
April 30, 2014

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:

-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure

-- CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Marian Briggs (612) 455-1742 marian.briggs@padillacrt.com Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com
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